Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-249459) of Spirit Realty Capital, Inc. and the related Prospectus, and
(2)	Registration Statements (Form S-8 No. 333-190001 and No. 333-215098) pertaining to the Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Amended and Restated Incentive Award Plan

of our reports dated February 14, 2022, with respect to the consolidated financial statements and schedules of Spirit Realty Capital, Inc. and the effectiveness of internal control over financial reporting of Spirit Realty Capital, Inc. included in this Annual Report (Form 10-K) of Spirit Realty Capital, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Dallas, Texas

February 14, 2022